Exhibit 99.(a).
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders
Huntington Bancshares Incorporated
We have audited the accompanying consolidated statements of income, changes in shareholders’ equity, and cash flows of Huntington Bancshares Incorporated and subsidiaries for the year ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the accompanying consolidated statements of income, changes in shareholders’ equity, and cash flows of Huntington Bancshares Incorporated and subsidiaries, present fairly, in all material respects, the results of their operations and their cash flows for the year ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 1 to the Consolidated Financial Statements, Huntington Bancshares Incorporated and Subsidiaries changed its method of accounting for variable interest entities in 2003, in accordance with FASB Interpretation No. 46, Consolidation of Variable Interest Entities.
/s/ Ernst & Young LLP
Columbus, Ohio
January 16, 2004, except for Note 25,
     as to which the date is January 27, 2004